Exhibit 5.1 and 23.1

[WILLIAMS MULLEN LETTERHEAD]

Direct Dial: 804.783.6452

joakey@williamsmullen.com

November 17, 2006

The Board of Directors

Premier Community Bankshares, Inc.

4095 Valley Pike

Winchester, Virginia 22602

Re:	Dividend Investment Plan

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Premier Community Bankshares, Inc., a Virginia corporation (the “Company”), with respect to the offer and sale from time to time pursuant to the Premier Community Bankshares, Inc. Dividend Investment Plan (the “Plan”), of up to 350,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”). As counsel to the Company, we have reviewed the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ John M. Oakey, III

John M. Oakey, III, a Shareholder

A Professional Corporation

VIRGINIA • WASHINGTON, D.C. • LONDON

Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991 Fax: 804.783.6507

www.williamsmullen.com